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Certificate of Incorporation

Canada Business Corporations Act

Certificat de constitution

Loi régissant les sociétés par actions de régime fédéral

Name of corporation - Dénomination de la société	Corporation number - Numéro de la société
2946033 CANADA INC.	294603-3

I hereby certify that the above-named corporation, the articles of incorporation of which are attached, was incorporated under the *Canada Business Corporations Act*.

Je certifie que la société susmentionnée, dont les statuts constitutifs sont joints, a été constituée en société en vertu de la *Loi régissant les sociétés par actions de régime fédéral*.

Director - Directeur

August 16, 1993/le 16 août 1993

Date of Incorporation - Date de constitution

Canada

0432

Consumer and Corporate Affairs Canada — Consommation et Affaires commerciales Canada

Canada Business Corporations Act — Loi régissant les sociétés par actions de régime fédéral

FORM 1
ARTICLES OF INCORPORATION
(SECTION 6)

FORMULE 1
STATUTS CONSTITUTIFS
(ARTICLE 6)

1 — Name of corporation — Dénomination de la société

2946033 CANADA INC.

2 — The place in Canada where the registered office is to be situated — Lieu au Canada où doit être situé le siège social

5460 Royalmount Street, Suite 204, Town of Mount Royal, Province of Quebec.

3 — The classes and any maximum number of shares that the corporation is authorized to issue — Catégories et tout nombre maximal d'actions que la société est autorisée à émettre

COMMON SHARES and PREFERRED SHARES (without any limitations whatsoever)

See Annex I attached hereto,

4 — Restrictions, if any, on share transfers — Restrictions sur le transfert des actions, s'il y a lieu

See Annex II attached hereto.

5 — Number (or minimum and maximum number) of directors — Nombre (ou nombre minimal et maximal) d'administrateurs

Minimum of 3 and Maximum of 9.

6 — Restrictions, if any, on business the corporation may carry on — Limites imposées à l'activité commerciale de la société, s'il y a lieu

NO RESTRICTIONS.

7 — Other provisions, if any — Autres dispositions, s'il y a lieu

N/A

8 — Incorporators — Fondateurs

Name(s) — Nom(s)	Address (include postal code) / Adresse (inclure le code postal)	Signature
ARIEL SHLIEN	2075 Decelles Street, Ville St. Laurent, Province of Quebec, H4M 1B4.	[signature]

FOR DEPARTMENTAL USE ONLY — À L'USAGE DU MINISTÈRE SEULEMENT

Corporation No. — N° de la société 294603-3

Filed — Déposée AUG AOUT 16 1993

7530-21-936-1385 (01-93) 46

ANNEX I

CLASSES OF SHARES OF

The two (2) classes of shares in the said Corporation are:

(a) Common shares; and

(b) Preferred shares.

(a) The Common shares shall have attached to each of the Common shares one vote per share at all meetings of shareholders, (except meetings at which only the holders of a specified class of shares are entitled to vote separately as a class as provided in the Canada Business Corporations Act.)

(b) The Preferred shares of the said Corporation, shall respectively carry and be subject to the following rights, privileges, restrictions and limitations, that is to say:

DIVIDENDS

(i) The holders of the Preferred shares shall, in each year, at the discretion of the Directors, but always in preference and priority to any payment of dividends on the Common shares for each year, be entitled, out of any or all profits or surplus available for dividends, to non-cumulative dividends at the rate of Ten per cent (10%) per annum on the amount paid up on the Preferred shares; if in any year, after providing for the full dividend on the Preferred shares, there shall remain any profits or surplus available for dividends, such profits or surplus or any part thereof may, in the discretion of the directors, be applied to dividends on the Common shares; the holders of the Preferred shares shall not be entitled to any dividend other than or in excess of the non-cumulative dividends at the said rate hereinbefore provided for.

RETURN OF CAPITAL

(ii) The Preferred shares shall rank, both as regards dividends and return of capital in priority to the Common shares of the Company but shall not confer any further right to participate in profits or assets.

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REDEMPTION

(iii) The Company may redeem the whole or any part of the Preferred shares pursuant to the provisions of Section (34) of the Canada Business Corporations Act, on payment for each share to be redeemed of an amount equal to the consideration received by the Corporation upon the issuance of each such share as recorded in the stated capital account maintained for such class of shares, together with all dividends declared thereon and unpaid. In case a part only of the then outstanding Preferred shares is at any time to be redeemed, the shares so to be redeemed shall be selected by lot in such manner as the Directors, in their discretion, shall decide or, if the Directors so determine, may be redeemed pro rata, disregarding fractions, and the Directors may make such adjustments as may be necessary to avoid the redemption of fractional parts of shares. Upon the redemption in accordance with Section (34) of the Canada Business Corporations Act, the issued capital of the Company shall be decreased and the shares so redeemed shall be thereupon cancelled.

(iv) Any shareholder may request that the Corporation redeem the whole or a part of the Preferred shares registered in his name and the Corporation shall be bound to proceed to redeem such shares, upon receipt of the certificate or certificates representing such shares, by payment for each share to be redeemed of an amount equal to the consideration received by the Corporation upon the issuance of each such shares as recorded in the stated capital account maintained for such class of shares together with all dividends declared thereon and unpaid.

PURCHASE FOR CANCELLATION

(v) The Company shall have the right, at its option, at any time and from time to time, to purchase for cancellation out of capital pursuant to the provisions of Section (32) of the Canada Business Corporatons Act, the whole or any part of the Preferred shares pursuant to tenders, or, with the unanimous consent of the holders of all issued Preferred shares, by private contract at the lowest price at which in the opinion of the Directors, such shares are obtainable but not exceeding the redemption price thereof as hereinbefore specified. If, in response to an invitation for tenders, two (2) or more shareholders submit tenders at the same price - and if such tenders are accepted by the Company in whole or in part, then, unless the Company accepts such tenders in whole, it shall accept them in proportion as nearly as may be to the number of shares offered in each such tender. If such purchase is made pursuant to the provisions of the Canada Business Corporations Act, the authorized and issued capital of the Company shall be thereby decreased and the Preferred shares so purchased shall be cancelled

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DISTRIBUTION

(vi) In the event of the liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, the holders of the Preferred shares shall be entitled to receive, before any distribution of any part of the assets of the Company among the holders of the Common shares, an amount equal to One Hundred per cent (100%) of the amount paid thereon and any dividends declared thereon and unpaid, and no more.

VOTING

(vii) The holders of the Preferred shares shall not, as such, have any voting rights for the election of directors or for any other purpose, nor shall they be entitled to attend Shareholders' meetings unless and until the Company shall fail, for a period of two (2) consecutive years, to pay the dividend at the prescribed rate on the said Preferred shares; whereupon and whenever the same shall occur, the holders of the said Preferred shares shall until a full yearly dividend at the prescribed rate has been paid on the Preferred shares, be entitled to attend all Shareholders' meetings and shall have one (1) vote thereat for each Preferred share then held by them respectively.

ANNEX II

RESTRICTIONS ON SHARE TRANSFERS

The Company is to be a private Company with the following restrictions, limitations and prohibitions:

(a) The shares of the capital stock of the Company may only be transferred with the consent of the Board of Directors expressed by resolution;

(b) The number of its Shareholders is limited to fifty (50), not including persons who are in the employment of the Company and persons, who, having been formerly in the employment of the Company were, while in that employment, and have continued after the termination of that employment to be Shareholders of the Company; two or more persons holding one or more shares jointly being counted as a single Shareholder; and

(c) Any invitation to the public to subscribe for any shares or debentures of the Company is prohibited.